Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to the Registration Statement on Form F-1 No. 333-229097 of our report dated October 25, 2018, (December 28, 2018 as to the effects of the reverse stock split described in Note 18) relating to the consolidated financial statements of Stealth BioTherapeutics Corp and its subsidiaries (the “Company”) (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to the Company’s ability to continue as a going concern) appearing in the Prospectus, which is a part of this Registration Statement.

We also consent to the reference to us under the headings “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 5, 2019